As filed with the Securities and Exchange Commission on March 21, 2025

Registration No. 333-258365

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-258365

UNDER

THE SECURITIES ACT OF 1933

Omega Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-3247585
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

140 First Street, Suite 501

Cambridge, Massachusetts 02141

(Address of principal executive offices) (Zip code)

Omega Therapeutics, Inc. 2017 Equity Incentive Plan, as amended

Omega Therapeutics, Inc. 2021 Incentive Award Plan

Omega Therapeutics, Inc. 2021 Employee Stock Purchase Plan

(Full title of the plans)

Kaan Certel, Ph.D.

President and Chief Executive Officer

140 First Street, Suite 501

Cambridge, Massachusetts 02141

(Name and address of agent for service)

(617) 949-4360

(Telephone number, including area code, of agent for service)

Copy to:

Peter N. Handrinos, Esq.

Wesley C. Holmes, Esq.

Latham & Watkins LLP

200 Clarendon Street, 27th Floor

Boston, MA 02116

(617) 948-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (File No. 333-258365) (as amended, the “Registration Statement”), filed by Omega Therapeutics, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”) on August 2, 2021, registering a total of 5,039,317 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), under the Registrant’s 2017 Equity Incentive Plan, as amended, 1,500,000 shares of Common Stock under the Registrant’s 2021 Employee Stock Purchase Plan and 6,700,000 shares of Common Stock under the Registrant’s 2021 Incentive Award Plan. This Post-Effective Amendment is being filed to deregister any and all shares of Common Stock, registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.

As previously disclosed, on February 10, 2025, the Registrant as the debtor (the “Debtor”), filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Debtor’s Chapter 11 case is being administered under the caption and case number, In re Omega Therapeutics, Inc., Case No. 25-10211. The Company currently remains in possession of its assets and currently continues to operate its business as a “debtor in possession” under the jurisdiction of the Bankruptcy Court, and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.

As a result of the foregoing, and The Nasdaq Stock Market’s (“Nasdaq”) determination that the Company’s Common Stock is no longer suitable for listing pursuant to certain Nasdaq rules, the Company filed a Form 25 with the SEC to remove the Registrant’s common stock from listing and registration on the Nasdaq. The Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on this 21st day of March, 2025.

Omega Therapeutics, Inc.

By:	/s/ Kaan Certel
Name:	Kaan Certel, Ph.D.
Title:	Authorized Signatory

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.